Exhibit 99
[LOGO]
NEWS
KADANT
AN ACCENT ON INNOVATION
One Technology Park Drive
Westford, MA 01886
Investor contact: Thomas M. O'Brien, 978-776-2000
Media contact: Wes Martz, 269-278-1715

Kadant Reports 2013 Fourth Quarter and Full-Year Results
Reports Revenue Increase of 21% over Fourth Quarter 2012
Provides Financial Guidance for 2014

WESTFORD, Mass., February 19, 2014 – Kadant Inc. (NYSE:KAI) reported its financial results for the fourth quarter and year ended December 28, 2013.

Fourth Quarter and Full-Year 2013 Financial Highlights

•
GAAP diluted earnings per share (EPS) from continuing operations was $0.52 in the fourth quarter of 2013 compared to $0.84 in the fourth quarter of 2012 and exceeded our guidance of $0.47 to $0.49. The guidance did not include the results of the Carmanah acquisition, which was dilutive by $0.05 in the quarter.

•
Net income from continuing operations was $6 million in the fourth quarter of 2013 compared to $10 million in the fourth quarter of 2012 and was $23 million in 2013 compared to $31 million in 2012. The 2012 periods included a $5 million benefit from discrete tax items.

•	Adjusted diluted EPS increased 16% to $0.51 in the fourth quarter of 2013 compared to $0.44 in the fourth quarter of 2012.
•	For the full year, GAAP diluted EPS from continuing operations was $2.07 compared to $2.66 in 2012. Adjusted diluted EPS was $2.07 in 2013 compared to $2.29 in 2012.
•
Adjusted EBITDA increased 35% to $12 million in the fourth quarter of 2013 compared to $9 million in the fourth quarter of 2012 and was $44.7 million in 2013 compared to a record $44.8 million in 2012.

•	Revenues were $95 million in the fourth quarter of 2013, including $12 million from acquisitions, compared to revenues of $78 million in the fourth quarter of 2012.
•	Gross margins were a record 45.8% for full-year 2013 compared to 43.9% in 2012.
•
Operating income was $8 million in the fourth quarter of 2013 compared to $7 million in the fourth quarter of 2012. Adjusted operating income increased 38% to $9 million in the fourth quarter of 2013 compared to $7 million in the fourth quarter of 2012.

•
Bookings were $84 million in the fourth quarter of 2013, including $12 million from acquisitions, compared to $76 million in the fourth quarter of 2012. For the full year, bookings increased 14% to $343 million compared to $300 million in 2012, including an 8% increase from acquisitions.

•	Cash flows from continuing operations were $40 million in 2013, increasing 31% compared to $30 million in 2012 and were the second highest result ever achieved.

Note: Adjusted net income, adjusted diluted EPS, adjusted operating income, and adjusted EBITDA are non-GAAP measures that exclude certain items as detailed later in this press release under the heading "Use of Non-GAAP Financial Measures" and in the reconciliation tables below.

Management Commentary

"We had a strong performance in 2013 with record gross margins and near-record adjusted EBITDA," said Jonathan W. Painter, president and chief executive officer of Kadant. "Adjusted diluted EPS from continuing operations increased 16 percent to $0.51 in the fourth quarter of 2013 compared to $0.44 in the fourth quarter of 2012. Our diluted EPS for the fourth quarter of 2013 included $0.10 of operating income associated with businesses acquired in 2013, offset by $0.12 of expense related to acquired profit in inventory and backlog, and $0.05 of transaction costs associated with the acquisitions.

"Revenues of $95 million in the fourth quarter of 2013 increased 21 percent compared to the fourth quarter of 2012, including an increase of 16 percent from acquisitions. Our gross margin performance in the fourth quarter was strong at 43.9 percent, and we set a new record for full-year gross margin at 45.8 percent in 2013 due to a better product mix and higher margins in parts and consumables.

            "Bookings increased 11 percent to $84 million in the fourth quarter of 2013 compared to $76 million in the fourth quarter of 2012, including $12 million from acquisitions. Excluding bookings from acquisitions, our bookings in the fourth quarter of 2013 decreased 6 percent compared to the fourth quarter of 2012 due to lower capital bookings, particularly in our Stock-Preparation product line. We expect higher sequential bookings in the first quarter of 2014, including an $11 million pending order for a stock-preparation system in Mexico. Parts and consumables bookings increased 20 percent to $56 million in the fourth quarter of 2013 compared to the fourth quarter of 2012, with increases in all our product lines.

"We had another solid quarter in operating cash flows. Cash flows from continuing operations were $9 million in the fourth quarter of 2013. For the full year, cash flows were $40 million, up 31 percent compared to 2012 and the second highest level in our Company's history. While we had significant non-operating cash uses, including $66 million for acquisitions, we returned nearly $10 million of capital to our shareholders through share repurchases and dividends, representing 41 percent of our net income in 2013. We ended the year with net cash (cash less debt) of $12 million."

Fourth Quarter 2013

Kadant reported revenues from continuing operations of $94.8 million in the fourth quarter of 2013, an increase of $16.7 million, or 21 percent, compared to $78.1 million in the fourth quarter of 2012. Revenues for the fourth quarter of 2013 included $12.3 from acquisitions and a $1.4 million increase from foreign currency translation compared to the fourth quarter of 2012. Operating income from continuing operations was $7.6 million in the fourth quarter of 2013, including $1.9 million of expense related to acquired inventory and backlog and $0.2 million of restructuring income, compared to $6.7 million in the fourth quarter of 2012. Adjusted operating income, a non-GAAP measure, was $9.3 million in the fourth quarter of 2013 compared to $6.7 million in the fourth quarter of 2012.

Net income from continuing operations was $5.9 million in the fourth quarter of 2013, or $0.52 per diluted share, compared to $9.6 million, or $0.84 per diluted share, in the fourth quarter of 2012. Net income from continuing operations in the fourth quarter of 2013 included a $0.1 million, or $0.01 per diluted share, after-tax restructuring benefit. Net income from continuing operations in the fourth quarter of 2012 included a $4.6 million, or $0.40 per diluted share, benefit from discrete tax items. Adjusted net income, a non-GAAP measure, was $5.8 million, or $0.51 per diluted share, in the fourth quarter of 2013 compared to $5.0 million, or $0.44 per diluted share, in the fourth quarter of 2012.

	Three Months Ended Dec. 28, 2013		Three Months Ended Dec. 29, 2012
Adjusted Net Income and Adjusted Diluted EPS Reconciliation (non-GAAP)	($ in millions)	Diluted EPS	($ in millions)	Diluted EPS
Net Income and Diluted EPS Attributable to Kadant, as reported	$5.9	$0.52	$9.6	$0.83
Loss from discontinued operation	-	-	-	0.01
Income and Diluted EPS from Continuing Operations, as reported	5.9	0.52	9.6	0.84
Adjustments for the following:
Restructuring income	(0.1)	(0.01)	-	-
Benefit from discrete tax items	-	-	(4.6)	(0.40)
Adjusted Net Income and Adjusted Diluted EPS	$5.8	$0.51	$5.0	$0.44

Full-Year 2013

For full-year 2013, Kadant reported revenues from continuing operations of $344.5 million, an increase of $12.7 million, or 4 percent, compared with $331.8 million in 2012. Revenues for 2013 included $25.3 million from acquisitions and a $3.8 million increase from foreign currency translation. Operating income from continuing operations was $33.3 million in 2013 compared to $36.4 million in 2012. Operating income in 2013 includes $2.6 million of expense related to acquired inventory and backlog, $1.8 million in restructuring costs, and a $1.7 million gain on the sale of assets. Adjusted operating income, a non-GAAP measure, was $36.0 million in 2013 compared to $36.4 million in 2012.

Net income from continuing operations was $23.5 million in 2013, or $2.07 per diluted share, compared to $30.9 million, or $2.66 per diluted share, in 2012. Net income from continuing operations in 2012 included a $4.6 million, or $0.40 per diluted share, benefit from discrete tax items and a $0.3 million, or $0.03 per diluted share, after-tax expense associated with a facility consolidation. Adjusted net income, a non-GAAP measure, was $23.5 million, or $2.07 per diluted share, in 2013 compared to $26.6 million, or $2.29 per diluted share, in 2012.

	Twelve Months Ended Dec. 28, 2013		Twelve Months Ended Dec. 29, 2012
Adjusted Net Income and Adjusted Diluted EPS Reconciliation (non-GAAP)	($ in millions)	Diluted EPS	($ in millions)	Diluted EPS
Net Income and Diluted EPS Attributable to Kadant, as reported	$23.4	$2.07	$31.6	$2.73
Loss (income) from discontinued operation	0.1	-	(0.7)	(0.07)
Income and Diluted EPS from Continuing Operations, as reported	23.5	2.07	30.9	2.66
Adjustments for the following:
Other expense	-	-	0.3	0.03
Benefit from discrete tax items	-	-	(4.6)	(0.40)
Adjusted Net Income and Adjusted Diluted EPS	$23.5	$2.07	$26.6	$2.29

Guidance

"We expect to achieve GAAP diluted EPS from continuing operations of $2.60 to $2.70 in 2014 on revenues of $405 to $415 million," Mr. Painter continued. "The expected increase from 2013 is due to the impact of acquisitions as well as organic growth. For the first quarter of 2014, we expect to achieve GAAP diluted EPS from continuing operations of $0.38 to $0.40, including $0.02 of restructuring costs and $0.15 of expense related to acquired inventory and backlog, on revenues of $94 to $96 million. We expect the first quarter of 2014 to be our weakest quarter of the year due to relatively lower revenues and the impact of expenses associated with acquired inventory and backlog. We are projecting improved bookings in the first half of 2014 and expect an increase in revenues and earnings in the second quarter of 2014 and for the remaining quarters of the year."

Conference Call

Kadant will hold a webcast with a slide presentation for investors on Thursday, February 20, 2014, at 11 a.m. eastern time to discuss its fourth quarter and full-year performance, as well as future expectations. To access the webcast, including the slideshow and accompanying audio, go to www.kadant.com and click on the "Investors" tab. To listen to the webcast via teleconference, call 877-703-6107 within the U.S., or +1-857-244-7306 outside the U.S., and reference participant passcode 83375884. Prior to the call, our earnings release and the slides used in the webcast presentation will be filed with the Securities and Exchange Commission and will be available at www.sec.gov. An archive of the webcast presentation will be available on our Web site until March 21, 2014.

Shortly after the webcast, Kadant will post its updated general investor presentation incorporating the fourth quarter and full-year results on its Web site at www.kadant.com under the "Investors" tab.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including increases or decreases in revenues excluding the effect of foreign currency translation, adjusted operating income, adjusted net income, adjusted diluted EPS, earnings before interest, taxes, depreciation, and amortization (EBITDA), and adjusted EBITDA.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our core business, operating results, or future outlook. We believe that the inclusion of such measures helps investors to gain an understanding of our underlying operating performance and future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts and to the performance of our competitors. Such measures are also used by us in our financial and operating decision-making and for compensation purposes. We also believe this information is responsive to investors' requests and gives them additional measures of our performance.

The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for the results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release have limitations associated with their use as compared to the most directly comparable GAAP measures, in that they may be different from, and therefore not comparable to, similar measures used by other companies.

We present increases or decreases in revenues excluding the effect of foreign currency translation to provide investors insight into underlying revenue trends.

Adjusted operating income and adjusted EBITDA exclude pre-tax restructuring income of $0.2 million and pre-tax expense related to acquired inventory and backlog of $1.9 million in the three-month period ended December 28, 2013. In the twelve-month period ended December 28, 2013 adjusted operating income and adjusted EBITDA exclude: pre-tax expense of $2.6 million related to acquired inventory and backlog; pre-tax restructuring costs of $1.8 million; and a gain of $1.7 million. These items are excluded as they are not indicative of our core operating results and not comparable to other periods, which have differing levels of incremental costs or other income or none at all.

Adjusted net income and adjusted diluted EPS exclude:
•
Restructuring income of $0.1 million in the fourth quarter of 2013 and other expense of $0.3 million in the twelve-month period ended December 29, 2012, the latter of which was associated with accelerated depreciation related to a facility consolidation. We believe that the restructuring income and other expense are not indicative of our core operating results and not comparable to other periods, which have differing levels of incremental costs and income or none at all.

•
A benefit from discrete tax items of $4.6 million in the three-month and twelve-month periods ended December 29, 2012. The benefit from discrete tax items in the 2012 periods was primarily due to the reversal of valuation allowances on certain deferred tax assets in the U.S. based on a consideration of expected profitability and foreign source income in future periods. We believe that this discrete tax benefit is not comparable to other periods, which may have differing levels of discrete tax items or none at all.

Adjusted diluted EPS in the three-month and twelve-month periods ended December 28, 2013 and December 29, 2012 was calculated using the reported weighted average diluted shares for each period.

Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in this press release.

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Financial Highlights (unaudited)
(In thousands, except per share amounts and percentages)

	Three Months Ended		Twelve Months Ended
Consolidated Statement of Income	Dec. 28, 2013	Dec. 29, 2012	Dec. 28, 2013	Dec. 29, 2012

Revenues	$94,815	$78,055	$344,499	$331,751

Costs and Operating Expenses:
Cost of revenues	53,198	44,519	186,795	185,949
Selling, general, and administrative expenses	32,580	25,297	117,581	103,101
Research and development expenses	1,603	1,514	6,717	5,950
Restructuring and other expense (income), net (a)	(160)	-	103	307
	87,221	71,330	311,196	295,307

Operating Income	7,594	6,725	33,303	36,444
Interest Income	217	88	623	319
Interest Expense	(265)	(209)	(900)	(833)

Income from Continuing Operations before Income Taxes	7,546	6,604	33,026	35,930

Income Tax Provision (Benefit)	1,530	(3,046)	9,316	4,852

Income from Continuing Operations	6,016	9,650	23,710	31,078

(Loss) Income from Discontinued Operation, Net of Tax	(7)	(37)	(62)	743

Net Income	6,009	9,613	23,648	31,821

Net Income Attributable to Noncontrolling Interest	(81)	(47)	(229)	(198)

Net Income Attributable to Kadant	$5,928	$9,566	$23,419	$31,623

Amounts Attributable to Kadant:
Income from Continuing Operations	$5,935	$9,603	$23,481	$30,880
(Loss) Income from Discontinued Operation, Net of Tax	(7)	(37)	(62)	743
Net Income Attributable to Kadant	$5,928	$9,566	$23,419	$31,623

Earnings per Share from Continuing Operations
Attributable to Kadant:
Basic	$0.53	$0.85	$2.11	$2.70

Diluted	$0.52	$0.84	$2.07	$2.66

Earnings per Share Attributable to Kadant:
Basic	$0.53	$0.85	$2.10	$2.76

Diluted	$0.52	$0.83	$2.07	$2.73

Weighted Average Shares:
Basic	11,117	11,258	11,153	11,456

Diluted	11,395	11,460	11,340	11,590

				Increase
				Excluding Effect
	Three Months Ended			of Currency
Revenues by Product Line	Dec. 28, 2013	Dec. 29, 2012	Increase	Translation (b,c)

Stock-Preparation	$32,382	$28,069	$4,313	$3,426
Doctoring, Cleaning, and Filtration	30,271	24,787	5,484	5,233
Fluid-Handling	24,940	22,848	2,092	1,833

Papermaking Systems Segment	87,593	75,704	11,889	10,492
Other	7,222	2,351	4,871	4,871

	$94,815	$78,055	$16,760	$15,363

				Increase
				(Decrease)
				Excluding Effect
	Twelve Months Ended		Increase	of Currency
	Dec. 28, 2013	Dec. 29, 2012	(Decrease)	Translation (b,c)

Stock-Preparation	$122,704	$123,952	$(1,248)	$(3,586)
Doctoring, Cleaning, and Filtration	112,600	104,493	8,107	7,080
Fluid-Handling	93,404	92,581	823	372

Papermaking Systems Segment	328,708	321,026	7,682	3,866
Other	15,791	10,725	5,066	5,066

	$344,499	$331,751	$12,748	$8,932

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				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Sequential Revenues by Product Line	Dec. 28, 2013	Sept. 28, 2013	(Decrease)	Translation (b,c)

Stock-Preparation	$32,382	$38,827	$(6,445)	$(6,907)
Doctoring, Cleaning, and Filtration	30,271	28,801	1,470	1,170
Fluid-Handling	24,940	21,837	3,103	2,621

Papermaking Systems Segment	87,593	89,465	(1,872)	(3,116)
Other	7,222	1,850	5,372	5,372

	$94,815	$91,315	$3,500	$2,256

				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Revenues by Geography (d)	Dec. 28, 2013	Dec. 29, 2012	(Decrease)	Translation (b,c)

North America	$40,534	$37,287	$3,247	$3,317
Europe	27,088	15,978	11,110	10,051
China	12,371	12,521	(150)	(522)
South America	9,926	8,987	939	958
Other	4,896	3,282	1,614	1,559

	$94,815	$78,055	$16,760	$15,363

				Increase
				(Decrease)
				Excluding Effect
	Twelve Months Ended		Increase	of Currency
	Dec. 28, 2013	Dec. 29, 2012	(Decrease)	Translation (b,c)

North America	$156,749	$152,964	$3,785	$3,568
Europe	87,196	71,992	15,204	12,572
China	50,678	53,242	(2,564)	(3,751)
South America	29,950	26,368	3,582	3,862
Other	19,926	27,185	(7,259)	(7,319)

	$344,499	$331,751	$12,748	$8,932

				Increase
				(Decrease)
				Excluding Effect
	Three Months Ended		Increase	of Currency
Sequential Revenues by Geography	Dec. 28, 2013	Sept. 28, 2013	(Decrease)	Translation (b,c)

North America	$40,534	$36,987	$3,547	$3,535
Europe	27,088	25,941	1,147	278
China	12,371	14,726	(2,355)	(2,472)
South America	9,926	8,032	1,894	1,783
Other	4,896	5,629	(733)	(868)

	$94,815	$91,315	$3,500	$2,256

	Three Months Ended		Twelve Months Ended
Business Segment Information	Dec. 28, 2013	Dec. 29, 2012	Dec. 28, 2013	Dec. 29, 2012

Gross Profit Margin:
Papermaking Systems	45.0%	42.8%	46.1%	43.7%
Other	30.4%	48.0%	38.9%	50.1%

	43.9%	43.0%	45.8%	43.9%

Operating Income:
Papermaking Systems	$11,169	$10,357	$47,144	$48,618
Other	(3,575)	(3,632)	(13,841)	(12,174)

	$7,594	$6,725	$33,303	$36,444

Adjusted Operating Income (c,e):
Papermaking Systems	$11,295	$10,357	$48,323	$48,618
Other	(2,009)	(3,632)	(12,275)	(12,174)

	$9,286	$6,725	$36,048	$36,444

Bookings from Continuing Operations:
Papermaking Systems	$74,028	$73,445	$324,305	$290,687
Other	9,963	2,562	18,732	9,668

	$83,991	$76,007	$343,037	$300,355

Capital Expenditures from Continuing Operations:
Papermaking Systems	$2,018	$2,643	$5,843	$3,982
Other	94	93	418	268

	$2,112	$2,736	$6,261	$4,250

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	Three Months Ended		Twelve Months Ended
Cash Flow and Other Data from Continuing Operations	Dec. 28, 2013	Dec. 29, 2012	Dec. 28, 2013	Dec. 29, 2012

Cash Provided by Operations	$9,238	$12,719	$39,935	$30,456
Depreciation and Amortization Expense	3,045	1,965	9,775	8,384

Balance Sheet Data			Dec. 28, 2013	Dec. 29, 2012

Assets
Cash, Cash Equivalents, and Restricted Cash			$50,200	$54,553
Accounts Receivable, net			70,271	59,359
Inventories			62,805	42,077
Unbilled Contract Costs and Fees			3,679	2,800
Other Current Assets			19,333	16,804
Property, Plant and Equipment, net			44,885	39,168
Intangible Assets			47,850	26,095
Goodwill			131,915	107,947
Other Assets			11,230	10,145

			$442,168	$358,948
Liabilities and Stockholders' Equity
Accounts Payable			$28,388	$23,124
Short- and Long-term Debt			38,635	6,875
Other Liabilities			104,724	78,982

Total Liabilities			171,747	108,981
Stockholders' Equity			270,421	249,967

			$442,168	$358,948

Adjusted Operating Income and Adjusted EBITDA	Three Months Ended		Twelve Months Ended
Reconciliation	Dec. 28, 2013	Dec. 29, 2012	Dec. 28, 2013	Dec. 29, 2012

Consolidated
Net Income Attributable to Kadant	$5,928	$9,566	$23,419	$31,623
Net Income Attributable to Noncontrolling Interest	81	47	229	198
Loss (Income) from Discontinued Operation, Net of Tax	7	37	62	(743)
Income Tax Provision (Benefit)	1,530	(3,046)	9,316	4,852
Interest Expense, net	48	121	277	514

Operating Income	7,594	6,725	33,303	36,444
Restructuring (Income) Costs and Other Income, net (a)	(160)	-	103	-
Acquired Backlog Amortization (f)	578	-	1,112	-
Acquired Profit in Inventory (g)	1,274	-	1,530	-

Adjusted Operating Income (c)	9,286	6,725	36,048	36,444
Depreciation and Amortization	2,467	1,965	8,663	8,384

Adjusted EBITDA (c)	$11,753	$8,690	$44,711	$44,828

Papermaking Systems
Operating Income	$11,169	$10,357	$47,144	$48,618
Restructuring (Income) Costs and Other Income, net (a)	(160)	-	103	-
Acquired Backlog Amortization (f)	134	-	668	-
Acquired Profit in Inventory (g)	152	-	408	-

Adjusted Operating Income (c)	11,295	10,357	48,323	48,618
Depreciation and Amortization	1,929	1,840	7,766	7,903

Adjusted EBITDA (c)	$13,224	$12,197	$56,089	$56,521

Other
Operating Loss	$(3,575)	$(3,632)	$(13,841)	$(12,174)
Acquired Backlog Amortization (f)	444	-	444	-
Acquired Profit in Inventory (g)	1,122	-	1,122	-

Adjusted Operating Income (c)	(2,009)	(3,632)	(12,275)	(12,174)
Depreciation and Amortization	538	125	897	481

Adjusted EBITDA (c)	$(1,471)	$(3,507)	$(11,378)	$(11,693)

(a)
Includes restructuring income $160 in the three-month period ended December 28, 2013 and restructuring costs of $1,843, net of a gain of $1,740 on the sale of assets, in the twelve-month period ended December 28, 2013.

(b)
Represents the increase (decrease) resulting from the conversion of current period amounts reported in local currencies into U.S. dollars at the exchange rate of the prior period compared to the U.S. dollar amount reported in the prior period.

(c)	Represents a non-GAAP financial measure.

(d)	Geographic revenues are attributed to regions based on customer location.

(e)	See reconciliation to the most directly comparable GAAP financial measure under "Adjusted Operating Income and Adjusted EBITDA Reconciliation."

(f)	Represents intangible amortization expense associated with backlog acquired in the 2013 periods.

(g)	Represents expense associated with acquired profit in inventory in the 2013 periods.

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About Kadant

Kadant Inc. is a global supplier of high-value, critical components and engineered systems used in process industries worldwide. The Company's products, technologies, and services play an integral role in enhancing process efficiency, optimizing energy utilization, and maximizing productivity in resource-intensive industries. Kadant is based in Westford, Massachusetts, with revenues of $344 million in 2013 and 1,800 employees in 18 countries worldwide. For more information, visit www.kadant.com.

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties, including forward-looking statements about our expected future financial and operating performance, demand for our products, economic and industry outlook, and pending orders. We will not recognize the pending orders described in this release as bookings until the purchase order is signed and the associated down payments are received. The timing and receipt of these items are subject to a number of uncertainties, and there can be no assurance that we will be able to record bookings or recognize revenues on the pending orders described in this release. Our actual results may differ materially from these forward-looking statements as a result of various important factors, including those set forth under the heading "Risk Factors" in Kadant's quarterly report on Form 10-Q for the period ended September 28, 2013. These include risks and uncertainties relating to our dependence on the pulp and paper industry; significance of sales and operation of manufacturing facilities in China; oriented strand board market and levels of residential construction activity; commodity and component price increases or shortages; dependence on certain suppliers; international sales and operations; our acquisition strategy; our internal growth strategy; fluctuations in currency exchange rates; competition; soundness of suppliers and customers; our effective tax rate; future restructurings; soundness of financial institutions; our debt obligations; restrictions in our credit agreement; reliance on third-party research; protection of patents and proprietary rights; failure of our information systems or breaches of data security; fluctuations in our share price; and anti-takeover provisions. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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